Exhibit 99.1

Azenta Completes Strategic Acquisition of UK Biocentre Limited, to Expand Biorepository Capabilities

BURLINGTON, MA – March 4, 2026 – Azenta, Inc. (Nasdaq: AZTA), a leading provider of life science solutions, today announced that its wholly owned subsidiary, Azenta UK Ltd, has acquired UK Biocentre Limited, a leading provider of sample management, sample storage and high-throughput sample processing services in the United Kingdom. The total consideration was GBP 20.5 million, net of cash and inclusive of up to GBP 1.8 million in contingent consideration upon the completion of certain milestones.

The acquisition strengthens Azenta’s ability to deliver end-to-end lifecycle solutions in the UK, a leading life science research epicenter, while expanding its presence in Europe by establishing the UK Biocentre as a European-wide operational hub to support pharmaceutical, biotechnology, academic, and public health customers across the region. This major hub will support our already established biorepository in Griesheim, Germany with current and new customers benefiting from expanded sample storage automated capabilities, reliable and fully integrated sample management and processing services, and a broader European footprint to support the region. UK Biocentre will continue to operate under its existing name.

Founded in 2014, UK Biocentre supports large‑scale biomedical, pharmaceutical, and clinical studies, enabling life‑changing research across academic, pharmaceutical, and biotechnology communities. Its high‑quality, automated solutions have made it a trusted partner supporting critical scientific discoveries and population‑scale programs. UK Biocentre generated approximately GBP 15.3 million in revenue over the twelve months ending fiscal September 30, 2025. On a pro forma fiscal-year basis, we expect the acquisition to be dilutive to 2026 Adjusted EBITDA margin by approximately 35bps and accretive to our 2027 and 2028 organic revenue growth rate and Adjusted EBITDA margin expansion expectations underlying our December Investor Day targets.

“The acquisition of UK Biocentre is a strategic step in positioning Azenta at the center of the most critical workflows in the life sciences ecosystem,” said John Marotta, President and Chief Executive Officer. “This transaction strengthens our end-to-end sample management solutions platform with deep operational expertise, and enhances our ability to deliver highly scalable, next-generation biorepository capabilities, including the deployment of our 16-million-sample BioArc™ Ultra, which will further expand our automated, high- throughput capacity later this year. It broadens our global footprint, fully aligns with our disciplined capital allocation strategy, and reinforces our leading positioning across the industry.”

“Today marks a pivotal moment for UK Biocentre. Joining Azenta brings together two life science organizations united by a shared commitment to scientific excellence, innovation, and world-class sample management,” said Dr Tony Cox OBE, Chief Executive Officer of UK Biocentre. “Azenta’s global leadership in sample management, biorepository solutions and genomic services gives us the platform to accelerate our growth, strengthen our infrastructure, and future-proof our capabilities at scale. Together, we will expand our reach across Europe and enhance the services we provide to research, industry and academic science. Our mission remains unchanged: to enable and advance life-changing research. With Azenta’s expertise and global resources behind us, we are entering an exciting new chapter - delivering even greater impact, resilience and value for our customers and partners.”

In connection with the transaction, Deloitte served as exclusive financial advisor to Azenta, and Bird & Bird LLP served as legal counsel.

Conference Call and Webcast:

Azenta will host a conference call and webcast to discuss the transaction on Tuesday, March 10, 2026, at 10:00 am Eastern Time. The call will be broadcast live over the Internet and, together with presentation materials referenced on the call, will be hosted at the Investor Relations section of Azenta's website at https://investors.azenta.com/events.

Analysts, investors and members of the media can access the live webcast via the Azenta website at https://investors.azenta.com/events. A replay will be available on March 11, 2026.

About UK Biocentre:

UK Biocentre (UKBC) is a leading provider of sample management, sample storage and high-throughput sample processing. UKBC supports and facilitates large-scale studies, enabling life-changing research in the academic, pharmaceutical and biotech communities. UKBC provides end-to-end solutions, from sample collection through to processing, analysis and long-term sample cold storage. https://www.ukbiocentre.com/

About Azenta Life Sciences

Azenta, Inc. (Nasdaq: AZTA) is a leading provider of life sciences solutions worldwide, enabling life science organizations around the world to bring impactful breakthroughs and therapies to market faster. Azenta provides a full suite of reliable cold-chain sample management solutions and multiomics services across areas such as drug development, clinical research and advanced cell therapies for the industry's top pharmaceutical, biotech, academic and healthcare institutions globally. Our global team delivers and supports these products and services through our industry-leading brands, including GENEWIZ, FluidX, Ziath, 4titude, Limfinity, Freezer Pro, and Barkey.

Azenta is headquartered in Burlington, MA, with operations in North America, Europe and Asia. For more information, please visit www.azenta.com.

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934

This press release contains forward‑looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are based on current assumptions, expectations, and beliefs and include, without limitation, statements regarding, anticipated financial and operational impacts of the transaction, future revenue growth, expected adjusted EBITDA margin performance, strategic benefits, integration plans, and other statements that are not historical facts.

Forward‑looking statements are not guaranteed of future performance, and actual results may differ materially due to a variety of risks and uncertainties. These risks include, but are not limited to: the ability to successfully integrate UK Biocentre’s operations; customer acceptance of and demand for the combined companies’ offerings; potential disruptions to existing business operations; expected synergies or financial benefits not being realized on the anticipated timeline or at all; changes in market, industry, regulatory, or economic conditions; and other factors described in Azenta’s filings with the Securities and Exchange Commission. Forward‑looking statements involve estimates, assumptions, and uncertainties, many of which are beyond the Company’s control, and actual outcomes may differ materially from those expressed or implied in such statements.

Forward‑looking statements speak only as of the date of this release. Azenta undertakes no obligation to publicly update or revise any forward‑looking statements, whether as a result of new information, future developments, or otherwise, except as required by law.

INVESTOR CONTACT for Azenta Life Sciences:

Yvonne Perron

Vice President, Financial Planning & Analysis and Investor Relations

ir@azenta.com

Maria Isabel Cuartas

Manager Investor Relations

ir@azenta.com

MEDIA CONTACT for UK Biocentre

Helen Embleton

helen@ambitiouspr.co.uk